Exhibit 99.1

Lode-Star Mining, INC 1 East Liberty Street Suite 600 Reno, NV 89501 Tel -1-775-234-5443 Fax - 1-775-335-1041 info@lode-starmining.com

LODESTAR APPOINTS DR. LIORA ZILBESON to the BOARD of DIRECTORS and acting CHIEF EXECUTIVE OFFICER

Reno, February 24, 2022 – Lode-Star Mining Inc. (“Lode-Star”, the "Company" or "We") (OTCQB:LSMG) is pleased to announce that in connection with the acquisition of Sapir Pharmaceuticals, Inc (announced December 30, 2021) it has appointed Dr. Liora Zilberson as a member of the Board of Directors and acting Chief Executive Officer effective February 21, 2022. In addition to her engagement Dr. Zilberson will receive 10,000,000 shares of the Company's common stock.

Dr. Zilberson has been with Sapir since April of 2017 where she has been the director of CMC (drug chemistry, manufacturing and controls) Operations and Project Management.

From January 2015 through March 2017, she was the Chief Executive Officer at N2B (Nose to Brain), a company that developed treatment for Parkinson's disease via intranasal means.

From 2010 through 2014, Dr. Zilberson was the international market project manager at Teva Pharmaceutical, and from 2004 through 2010 she worked in the research and development department.

Dr. Zilberson received her BSc in biotechnology engineering at Ort Braude College. She received a certificate of excellence award from the Israel Defense Forces in 1998 for as an outstanding officer.

Mark Walmesley stated “We are excited to welcome Dr. Zilberson to our board of directors and management team.”

Tom Temkin has resigned as Director of the Company as the Company is moving out of the mining sector.

About Lode-Star Mining Inc.

Lode-Star Mining Inc., traded on the OTC Markets' OTCQB marketplace under the symbol LSMG, is a U.S.-based junior-tier mining company focused on the exploration, development, and production of North American mineral assets.

Contacts for Lode-Star Mining, INC

Mark Walmesley

President

Lode-Star Mining Inc.

phone : (775) 234-5443

e-mail : markw@lode-starming.com

Forward Looking Statements

This news release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause LSMG's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. Forward-looking statements reflect LSMG's current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Except as required by law, LSMG assumes no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.